Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $13.2 million, or $1.88 per Diluted Share, in 2017
Gain from Sale of Subsidiary, Revaluation of Deferred Tax Assets, and
Other Non-Operating Items Impact Profits

ANCHORAGE, Alaska - January 29, 2018 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported profits for both the fourth quarter and full year in 2017. Net income attributable to the Company ("net income") was $13.2 million, or $1.88 per diluted share, in 2017, compared to $14.4 million, or $2.06 per diluted share, in 2016. In the fourth quarter of 2017, Northrim's net income was $214,000, or $0.03 per diluted share compared to $5.5 million, of $0.79 per diluted share in the preceding quarter and $3.6 million, or $0.51 per diluted share, in the fourth quarter of 2016. Net income was reduced by $0.16 per share in 2017 and by $0.41 per share in 2016 due to a number of one-time or non-operating items, detailed in the table below.

“We recorded additional tax expense of $2.7 million, or $0.39 per diluted share, due to the downward revision to our net deferred tax asset ("DTA") value in the fourth quarter of 2017 to comply with the recently enacted federal tax legislation,” said Joe Schierhorn, President and CEO. “Going forward, we expect we will recoup this write-down in approximately one year, reflecting the lower tax rates effective in 2018. We believe our effective tax rate will decline to between 19% and 20% from 32% in 2017 (excluding the fourth quarter 2017 DTA charge), and that earnings will increase between 15% and 16% based on the 21% top tax rate applicable to earnings in 2018 and beyond.”

Several items impacted the quarterly and full year comparisons including:

•	The revaluation of the DTA reduced net income by $2.7 million, or $0.39 per diluted share, in the fourth quarter of 2017.

•
The sale of Northrim’s interest in Northrim Benefits Group (NBG) contributed $4.4 million pretax and $2.6 million after tax, or $0.38 per diluted share, to both third quarter and full year 2017 net income. NBG contributed revenues of $2.5 million in 2017, $609,000 in the third quarter of 2017, and $871,000 in the fourth quarter of 2016.

•
There was no fourth quarter 2017 provision for loan losses compared to $2.5 million recorded in the third quarter of 2017 and $743,000 in the fourth quarter a year ago. In 2017, the provision for loan losses was $3.2 million compared to $2.3 million in 2016. The increase in the provision for loan losses in 2017 is the result of the increase in nonperforming loans and an increase in the specific allowance for impaired loans of $352,000 in 2017.

•
The conversion to a new core banking system was successfully completed in May of 2017. The conversion added one-time costs of $943,000, or $0.14 per diluted share in 2017 and $179,000, or $0.03 per diluted share in the third quarter of 2017.

•
The third quarter of 2016 includes a non-cash, one-time accounting correction which resulted in an increase in expenses, net of tax, of $1.4 million, or $0.20 per diluted share due to a change in accounting treatment for the earn-out payments associated with the Company's 2014 acquisition of Residential Mortgage, LLC ("RML").

•
In the fourth quarter of 2017, the Company wrote down the carrying value of its minority ownership interest in another mortgage origination business owned by RML by $686,000, or $404,000 after tax, or $0.06 per diluted share.

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
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The following tables summarize one-time and other non-operating items for the periods presented:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net income attributable to Northrim BanCorp	$214	$5,523	$3,589	$3,825	$3,590
Impact of one-time and other non-operating items:
Gain on sale of Northrim Benefits Group	(2)	(4,443)	—	—	—
Core conversion costs	—	179	633	131	—
Writedown minority interest in equity method investment	686	—	—	—	—
Compensation expense, net RML acquisition payments	(193)	149	—	174	708
Provision for income taxes related to above one-time items	(202)	1,692	(260)	(125)	(291)
Provision for income taxes, change in DTA valuation	2,678	—	—	—	—
Operating net income*	$3,181	$3,100	$3,962	$4,005	$4,007
Average diluted shares	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Operating diluted earnings per share*	$0.46	$0.45	$0.57	$0.57	$0.57

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2017	December 31, 2016	One Year % Change
Net income attributable to Northrim BanCorp	$13,151	$14,411	-9%
Impact of one-time and other non-operating items:
Gain on sale of Northrim Benefits Group	(4,445)	—	NM
Core conversion costs	943	—	NM
Writedown minority interest in equity method investment	686	—	NM
Compensation expense, net RML acquisition payments	130	4,775	-97%
Provision for income taxes related to above items	1,104	(1,963)
Provision for income taxes, change in DTA valuation	2,678	—
Operating net income*	$14,247	$17,223	-17%
Average diluted shares	6,977,910	6,974,864	—%
Operating diluted earnings per share*	$2.04	$2.47	-17%

Other highlights for the fourth quarter and full year in 2017 include the following:

•	The allowance for loan losses was $21.5 million at December 31, 2017, which equates to 100% of total nonperforming loans at December 31, 2017.

•
The Company repurchased 58,341 shares of its common stock in the third quarter of 2017 at an average price of $27.56, leaving 168,901 shares available under the previously announced repurchase authorization.

•
Northrim redeemed $8.0 million in junior subordinated debt held at Northrim Capital Trust 1. This liability bore interest at a floating rate of 90-day LIBOR plus 3.15%, or 4.33% at the time it was redeemed, and had a final maturity of May 15, 2033. In 2016, total interest expense on this debt was $310,000. Interest expense on this debt in 2017 through the date of redemption on August 15, 2017 was $212,000. This redemption decreased Tier 1 Capital to Risk Adjusted Assets and Total Capital to Risk Adjusted Assets by 62 basis points each.

•
An interest rate swap executed in September 2017 effectively converts the floating rate of interest on the remaining $10.0 million in outstanding junior subordinated debt from 90-day LIBOR plus 1.37%, or 2.96% as of December 31, 2017, to a fixed rate of 3.72% through the junior subordinated debt's final maturity date of March 15, 2036.

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
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“In addition to increasing cash dividends to shareholders, we plan to invest future tax savings in infrastructure, enhanced employee benefits, and additions to our branch network in 2018,” Schierhorn said. “We are also introducing new products and services to better meet the needs of our customers, by leveraging the improved features of our new core operating system. And, we are expanding our expertise in several areas by hiring team members with experience in lending, technology, and financial management. While the economic recession in Alaska continues to reduce employment statewide, the rate of job losses is expected to be slower in 2018 than it was in either 2017 or 2016. While, growth of loans and deposits remains a challenge, we believe that these planned investments will position us to grow through increased market share.”

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Total assets	$1,519,109	$1,523,341	$1,493,205	$1,512,580	$1,526,540
Total portfolio loans	$955,667	$989,253	$991,209	$960,832	$975,015
Average portfolio loans	$980,351	$1,003,751	$969,051	$970,493	$977,678
Total deposits	$1,258,283	$1,258,317	$1,234,310	$1,247,073	$1,267,653
Average deposits	$1,254,566	$1,262,808	$1,244,583	$1,230,947	$1,265,214
Total shareholders' equity	$192,802	$194,427	$191,777	$189,452	$186,712
Net income attributable to Northrim BanCorp	$214	$5,523	$3,589	$3,825	$3,590
Operating net income*	$3,181	$3,100	$3,962	$4,005	$4,007
Diluted earnings per share	$0.03	$0.79	$0.51	$0.55	$0.51
Operating diluted earnings per share*	$0.46	$0.45	$0.57	$0.57	$0.57
Return on average assets	0.06%	1.44%	0.96%	1.04%	0.94%
Operating return on average assets*	0.83%	0.81%	1.05%	1.09%	1.05%
Return on average shareholders' equity	0.43%	11.25%	7.43%	8.30%	7.96%
Operating return on average shareholders' equity*	6.40%	6.32%	8.21%	8.69%	8.88%
Net interest margin ("NIM")	4.25%	4.28%	4.20%	4.15%	4.01%
Tax equivalent NIM*	4.31%	4.34%	4.26%	4.22%	4.07%
Efficiency ratio	80.92%	61.31%	76.95%	72.95%	75.57%
Operating efficiency ratio*	78.74%	71.26%	74.36%	71.62%	72.65%
Total shareholders' equity/total assets	12.69%	12.76%	12.84%	12.53%	12.23%
Tangible common equity/tangible assets*	11.75%	11.82%	11.88%	11.57%	11.28%
Book value per share	$28.06	$28.37	$27.75	$27.42	$27.07
Tangible book value per share*	$25.70	$26.00	$25.40	$25.06	$24.70
Dividends per share	$0.22	$0.22	$0.21	$0.21	$0.20

* References to operating net income, operating diluted earnings per share, operating return on average assets, operating return on average shareholders' equity, tax equivalent NIM, operating efficiency ratio, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

•
Total revenue, which includes net interest income plus other operating income, was $22.6 million in the fourth quarter of 2017, compared to $28.8 million in the third quarter of 2017, and $24.3 million in the same period a year ago. For the full year in 2017, total revenues were $98.2 million compared to $99.6 million in 2016.

•	Community Banking contributed 75% to total revenues and 92% to net income in 2017.

•	Home Mortgage Lending contributed 25% to total revenues and 8% of net income in 2017.

•
Net interest income in the fourth quarter of 2017 increased 6% to $14.7 million as compared to $13.9 million in the year ago quarter, mainly as a result of a change in the mix of assets, and was down 2% from $14.9 million in the preceding quarter due to a change in the mix of assets and a decline in average interest-earning assets.

•
Both net interest margin ("NIM") at 4.25% and net interest margin on a tax equivalent basis ("NIMTE")* at 4.31% increased in the fourth quarter of 2017, compared to 4.01% and 4.07%, respectively, in the fourth quarter of 2016, primarily due to an improved mix of assets in the current quarter. The Company's NIMTE* remains above peer averages[1].

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
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•
Northrim paid a quarterly cash dividend of $0.22 per share in December 2017, up from the $0.20 per share dividend paid in December 2016. The dividend provides an annual yield of approximately 2.6% at current market share prices.

•
Book value per share increased 3.7% to $28.06 at the end of the fourth quarter of 2017 from $27.07 a year ago, while tangible book value per share* increased 4.0% to $25.70 at the end of the fourth quarter of 2017 from $24.70 a year ago.

•
At year end, total non-performing assets, net of government guarantees increased to $28.7 million, or 1.89% of assets, compared to $26.2 million, or 1.72% of assets, at September 30, 2017 and $19.3 million, or 1.27% of assets a year ago. Total adversely classified loans remained consistent at $33.8 million at year end 2017, compared to $33.8 million at September 30, 2017 and decreased slightly from $35.6 million a year ago.

•	Following net charge-offs of $1.4 million in 2017, the allowance for loan losses to portfolio loans grew to 2.25% at year end, compared to 2.02% a year ago.

•
Northrim remains well-capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.65%, total shareholders' equity to total assets of 12.69%, and tangible common equity to tangible assets* of 11.75% at December 31, 2017.

1As of September 30, 2017, the SNL US Bank Index tracked 150 banks with assets between $1 billion and $5 billion with averages for the following ratios: NIM (tax equivalent) 3.69%, loan loss reserves to gross loans of 0.95%, return on average assets (ROAA) 1.01%, and return on average equity (ROAE) 9.31%.

Alaska Economic Update
(Note: sources for information included in this section are included on page 13.)

“Alaska is expected to lose jobs again in 2018, although the losses appear to be tapering. Total employment is forecasted to decline by 0.5% in 2018 (-1,800 jobs) after falling 1.1% in 2017 and 1.9% in 2016,” said Karinne Wiebold of the Alaska Department of Labor and Workforce Development. “Losses were deepest in 2016 when the state’s economy shed 6,300 jobs, primarily in oil and gas and in state government. Then in 2017, Alaska lost an estimated 3,600 jobs. If it hadn’t been for strong health care growth, the overall job loss would have been deeper. If employment follows the forecasted pattern this year, that would put Alaska’s total loss from 2015 through 2018 at 11,700 jobs (-3.5%).”

Preliminary seasonally adjusted unemployment in December was 7.3% compared to 4.1% for the United States. Not seasonally adjusted unemployment in Alaska in December was also 7.3%, up from 7.1% in November compared to 3.9% for the nation, placing Alaska at 50th in the country for both unemployment and job growth. However, Alaska’s ranking rose to 8th on per capita personal income, and also improved to 8th for average hourly earnings in the leisure and hospitality sectors in November 2017.

Throughput in the Trans Alaska Pipeline System increased in 2017, marking the second straight year-over-year increase in volume of oil transported following thirteen years of declining volume. “More oil flowing through TAPS means a safer, more efficient and more sustainable pipeline system,” said Tom Barrett, Alyeska President. “Increased throughput also signals a stronger economy for Alaska and more opportunities for Alaskans.”

“This winter will be the biggest exploration drilling program that ConocoPhillips, formerly Alaska’s top explorer, has conducted on the North Slope since 2002,” said Joe Marushack, ConocoPhillips Alaska President.

“The increase in drilling activity this winter is a good sign for the long-term health of the Alaska economy, bringing high-paying jobs and new tax revenues for the state and local communities,” said Schierhorn.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn”. Information from our website is not incorporated into, and does not form a part of this press release.

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
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Review of Income Statement

Consolidated Income Statement

In the fourth quarter of 2017, Northrim generated return on average assets ("ROAA") of 0.06% and a return on average equity ("ROAE") of 0.43%, compared to 0.94% and 7.96%, respectively in the fourth quarter of 2016. Excluding the one-time and other non-operating items detailed above, ROAA* was 0.83% and ROAE* was 6.40% in the fourth quarter of 2017. These results were below the average 1.01% ROAA and the 9.31% ROAE posted by the 150 banks that make up the SNL U.S. Bank Index with assets between $1 billion and $5 billion as of September 30, 2017. NIM and NIMTE* for the fourth quarter of 2017 were 4.25% and 4.31%, respectively, compared to 3.69% NIMTE* for the index peers1.

For the full year in 2017, ROAA was 0.87% and ROAE was 6.81%, compared to 0.96% and 7.93%, respectively, for 2016. Excluding the one-time and other non-operating items detailed above, ROAA* was 0.94% and ROAE* was 7.38% for 2017 compared to 1.14% and 9.48%, respectively, in 2016. The decline in these ratios is primarily due to lower net income from the Home Mortgage Lending segment and the increase in the provision for loan losses.

Net Interest Income/Net Interest Margin

Net interest income grew 6% to $14.7 million in the fourth quarter of 2017 compared to $13.9 million in the fourth quarter of 2016 and was down 2% from $14.9 million in the third quarter of 2017. For the full year in 2017, net interest income increased 2% to $57.7 million from $56.4 million in 2016.

Higher total interest income, coupled with lower total interest expense, contributed to the increases in net interest income and NIMTE* in the fourth quarter and for the full year compared to the same periods in 2016 primarily due to a higher yield on interest-earning assets. Net interest income and NIMTE* declined in the fourth quarter of 2017 compared to the third quarter of 2017 primarily due to lower average earning-asset balances and a less favorable mix. The cost of funds declined in the fourth quarter compared to the preceding quarter and compared to the same quarter last year, and also declined for the full year 2017 compared to 2016.

NIMTE* was 4.31% in the fourth quarter of 2017 compared to 4.34% in the preceding quarter and 4.07% from the same quarter a year ago. For 2017, NIMTE* improved to 4.28% from 4.20% in 2016. The following table summarizes the components of these changes:

	4Q17 vs. 3Q17	4Q17 vs. 4Q16
Nonaccrual interest adjustments	0.01%	0.04%
Interest rates and loan fees	0.02%	0.19%
Volume and mix of interest-earning assets	(0.06)%	0.01%
Change in NIMTE*	(0.03)%	0.24%

YTD17 vs.YTD16
Nonaccrual interest adjustments	—%
Interest rates and loan fees	0.08%
Volume and mix of interest-earning assets	—%
Change in NIMTE*	0.08%

“The repayment of one of our higher-cost floating rate liabilities, completed in August of this year, is expected to reduce interest expense going forward by at least $300,000 per year, and the impact is higher in the future if interest rates

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
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continue to rise,” said Jed Ballard, Chief Financial Officer. “We believe the elimination of this interest expense will help to sustain or improve NIM in the coming quarters."

“We expect NIM will continue to increase in 2018 to 4.40% and NIMTE* to increase to approximately 4.45% in 2018, as we anticipate that interest rates will continue to rise, and that our earning assets will continue to reprice higher throughout the year. Our investment portfolio has an average duration of 1.9 years, with approximately $160 million in securities either maturing or repricing in 2018," Ballard continued.

Provision for Loan Losses

There was no provision for loan losses in the fourth quarter of 2017 primarily due to decreases in portfolio loans, nonperforming loans, and the portion of the allowance specific to impaired loans, which decreased by $548,000 in the third quarter. The decrease in the reserve on impaired loans is the result of principal pay downs on several impaired loans, and the receipt of additional collateral for one impaired loan.

For the full year in 2017, the provision for loan losses increased to $3.2 million as a result of an increase in nonperforming loans, net of government guarantees, during the year and a $350,000 increase in the portion of the allowance specific to impaired loans compared to December 31, 2016.

The allowance for loan losses is 100% of nonperforming loans, net of government guarantees, at December 31, 2017.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities. It provides financial services to businesses and individuals through these interests, including purchased receivables financing and wealth management. In August 2017, Northrim sold its interest in NBG recognizing a gain of $4.4 million, or $2.6 million net of tax, which represents approximately 7 times 2016 net profits from NBG. In addition, revenues from two months prior to the sale contributed $609,000 to third quarter 2017 revenues. This income stream will not recur in future quarters. These complementary business activities, including home mortgage lending and other noninterest income, contributed $8.0 million, or 35% of total revenues in the fourth quarter of 2017, as compared to $13.9 million, or 48% of revenues in the third quarter of 2017 and $10.4 million, or 43% of revenues in the fourth quarter of 2016.

For 2017, other operating income decreased 6% to $40.5 million from $43.3 million in 2016. The decrease in other operating income for 2017 compared to a year ago is primarily due to a decline in mortgage banking income in 2017, partially offset by the gain on sale from NBG.

Other Operating Expenses

Operating expenses were $18.3 million in the fourth quarter 2017, compared to $17.7 million in the third quarter of 2017 and $18.4 million in the fourth quarter of 2016. Items impacting the comparative periods include a $686,000 write down of the carrying value the Company's minority ownership interest in another mortgage origination business owned by RML, which is included in other operating expense in the fourth quarter of 2017, a $563,000 write down on one land development project included in other real estate owned ("OREO") in the fourth quarter of 2017, and the changes in compensation expense related to the acquisition of RML that fluctuate with expected earnings from RML. In addition, $179,000 of the one-time costs related to the core conversion were recorded in the third quarter of 2017.

Operating expenses for 2017 decreased 7% to $71.2 million, from $76.3 million for 2016, primarily due to the accounting adjustment in 2016 related to the acquisition of RML and a decrease in expenses in the home mortgage lending segment, net of the write down on the carrying value of the equity method investment noted above due to lower variable costs on lower production volume. These decreases were only partially offset by the OREO valuation adjustment noted above and the $943,000 in one-time costs related to the core conversion.

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
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Community Banking

“We believe that we are well positioned to capitalize on opportunities in the greater Alaska market despite the slowdown in the economy, which has impacted growth in both our loan and deposit portfolios,” said Schierhorn. “With the continuing commitments to the development of North Slope oil reserves, we believe that our economy will recover from the recessionary pressures currently impacting our market. Net interest income in the Community Banking segment increased 6% in the fourth quarter compared to the same quarter in 2016, demonstrating the strength of our core franchise.”

Net income generated in the Community Banking segment increased to $10.2 million in 2017 from $9.9 million in 2016, primarily due to the gain on the sale of NBG in 2017 and the accounting correction recorded in 2016, net of the increase in the provision for loan losses and the one-time costs associated with the core conversion, as well as the write down of net deferred tax assets resulting from the recently enacted federal tax legislation.

The following table provides highlights of the Community Banking segment of Northrim, and detail significant one-time and other non-operating items impacting the periods presented:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net interest income	$14,381	$14,566	$13,952	$13,549	$13,584
Provision for loan losses	—	2,500	300	400	743
Other operating income	2,685	7,635	3,412	3,455	3,399
Compensation expense, net RML acquisition payments	(193)	149	—	174	708
Other operating expense	13,113	12,252	13,284	11,622	12,151
Income before provision for income taxes	4,146	7,300	3,780	4,808	3,381
Provision for income taxes	4,754	2,452	871	1,422	727
Net income	(608)	4,848	2,909	3,386	2,654
Less: net income attributable to the noncontrolling interest	—	78	152	97	105
Net income attributable to Northrim BanCorp	($608)	$4,770	$2,757	$3,289	$2,549
Average diluted shares	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Diluted earnings per share	($0.09)	$0.69	$0.39	$0.47	$0.36

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net income attributable to Northrim BanCorp	($608)	$4,770	$2,757	$3,289	$2,549
Impact of one-time and other non-operating items:
Gain on sale of Northrim Benefits Group	(2)	(4,443)	—	—	—
Core conversion costs	—	179	633	131	—
Compensation expense, net RML acquisition payments	(193)	149	—	174	708
Provision for income taxes related to above items	80	1,692	(260)	(125)	(291)
Provision for income taxes, change in DTA valuation	3,411	—	—	—	—
Operating net income*	$2,688	$2,347	$3,130	$3,469	$2,966
Average diluted shares	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Operating diluted earnings per share*	$0.39	$0.34	$0.45	$0.50	$0.42

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
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	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2017	December 31, 2016
Net interest income	$56,448	$55,247
Provision for loan losses	3,200	2,298
Other operating income	17,187	13,756
Compensation expense, net RML acquisition payments	130	4,775
Other operating expense	50,271	48,610
Income before provision for income taxes	20,034	13,320
Provision for income taxes	9,499	2,867
Net income	10,535	10,453
Less: net income attributable to the noncontrolling interest	327	579
Net income attributable to Northrim BanCorp	$10,208	$9,874
Average diluted shares	6,977,910	6,974,864
Diluted earnings per share	$1.46	$1.41

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2017	December 31, 2016
Net income attributable to Northrim BanCorp	$10,208	$9,874
Impact of one-time and other non-operating items:
Gain on sale of Northrim Benefits Group	(4,445)	—
Core conversion costs	943	—
Compensation expense - RML acquisition payments	130	4,775
Provision for income taxes related to above items	1,386	(1,963)
Provision for income taxes, change in DTA valuation	3,411	—
Operating net income*	$11,633	$12,686
Average diluted shares	6,977,910	6,974,864
Operating diluted earnings per share*	$1.67	$1.82

Home Mortgage Lending

“The mortgage market that generated very strong revenues in the past few years has cooled noticeably this year for all originators. Northrim’s Home Mortgage Lending segment in 2017 was no exception, with loans funded down 18% in the quarter and 22% for the year which was primarily the result of the general slowing of the Alaska economy, rising interest rates and normal market cycles,” said Ballard. "Despite this decline, the housing market in Alaska remains stable due to balanced supply and demand for homes in most price ranges, and we expect the Home Mortgage Lending segment to remain profitable despite the slowdown.

Ballard continued, “we are continuing to build our mortgage servicing business, which was initiated in the fourth quarter of 2015 to service loans for the Alaska Housing Finance Corporation. Northrim now services 1,630 loans in its $406.3 million home mortgage servicing portfolio, which is a 49% increase from the $272.4 million serviced a year ago.” Mortgage servicing contributed $1.5 million to fourth quarter of 2017 revenues up from $701,000 in the third quarter of 2017 and $1.2 million in the fourth quarter a year ago. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period, and also based on changes in the fair value of mortgage servicing rights, which are driven by interest rate volatility and fluctuations in estimated prepayment speeds, which are based on industry averages.

Lastly, the $686,000 pre-tax write down of the carrying value of the Company's minority ownership interest in another mortgage origination business owned by RML discussed above is recorded in the Home Mortgage Lending segment.

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Mortgage commitments	$43,602	$68,601	$80,068	$67,589	$62,421
Mortgage loans funded for sale	$132,606	$162,470	$143,944	$115,058	$169,235
Mortgage loan refinances to total fundings	17%	12%	12%	24%	25%
Mortgage loans serviced for others	$406,291	$362,983	$332,485	$307,502	$272,442

Net realized gains on mortgage loans sold	$4,084	$5,218	$4,990	$3,721	$5,987
Change in fair value of mortgage loan commitments, net	(551)	(23)	299	128	(551)
Total production revenue	3,533	5,195	5,289	3,849	5,436
Mortgage servicing revenue	1,450	997	838	1,153	1,194
Change in fair value of mortgage servicing rights, net[1]	64	(296)	(48)	282	(3)
Total mortgage servicing revenue, net	1,514	701	790	1,435	1,191
Other mortgage banking revenue	220	323	272	166	333
Total mortgage banking income	$5,267	$6,219	$6,351	$5,450	$6,960

Net interest income	$303	$352	$291	$284	$307
Provision for loan losses	—	—	—	—	—
Other operating income	5,267	6,219	6,351	5,450	6,960
Other operating expense	5,417	5,290	5,226	4,819	5,495
Income before provision for income taxes	153	1,281	1,416	915	1,772
Provision for income taxes	(669)	528	584	379	731
Net income attributable to Northrim BanCorp	$822	$753	$832	$536	$1,041

Average diluted shares	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Diluted earnings per share	$0.12	$0.11	$0.12	$0.08	$0.15
2Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net income attributable to Northrim BanCorp	$822	$753	$832	$536	$1,041
Impact of one-time and other non-operating items:
Writedown minority interest in equity method investment	686	—	—	—	—
Provision for income taxes related to above items	(282)	—	—	—	—
Provision for income taxes, change in DTA valuation	(733)	—	—	—	—
Operating net income*	$493	$753	$832	$536	$1,041
Average diluted shares	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Operating diluted earnings per share*	$0.07	$0.11	$0.12	$0.08	$0.15

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
10 of 28

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2017	December 31, 2016
Mortgage loans funded for sale	$554,077	$735,799
Mortgage loan refinances to total fundings	16%	21%

Net realized gains on mortgage loans sold	$18,013	$25,413
Change in fair value of mortgage loan commitments, net	(147)	(354)
Total production revenue	17,866	25,059
Mortgage servicing revenue	4,438	3,710
Change in fair value of mortgage servicing rights, net[1]	2	(526)
Total mortgage servicing revenue, net	4,440	3,184
Other mortgage banking revenue	981	1,264
Total mortgage banking income	$23,287	$29,507

Net interest income	$1,230	$1,110
Other operating income	23,287	29,507
Other operating expense	20,752	22,895
Income before provision for income taxes	3,765	7,722
Provision for income taxes	822	3,185
Net income attributable to Northrim BanCorp	$2,943	$4,537

Average diluted shares	6,977,910	6,974,864
Diluted earnings per share	$0.42	$0.65
2Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

	Year-to-date
(Dollars in thousands, except per share data)	December 31, 2017	December 31, 2016
Net income attributable to Northrim BanCorp	$2,943	$4,537
Impact of one-time and other non-operating items:
Writedown minority interest in equity method investment	686	—
Provision for income taxes related to above items	(282)	—
Provision for income taxes, change in DTA valuation	(733)	—
Operating net income*	$2,614	$4,537
Average diluted shares	6,977,910	6,974,864
Operating diluted earnings per share*	$0.37	$0.65

Balance Sheet Review

Northrim’s assets were $1.52 billion at December 31, 2017, virtually unchanged from both preceding and year ago quarters. Average interest earnings assets were also relatively unchanged in the quarter and full year periods.

Average investment securities increased 1% in the fourth quarter of 2017 from the preceding quarter and decreased 7% from the fourth quarter a year ago. The investment portfolio generated an average net tax equivalent yield of 1.77% for the fourth quarter of 2017. The average estimated duration of the investment portfolio was 1.9 years, at December 31, 2017.

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
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Average loans held for sale decreased 25% to $43.3 million in the fourth quarter of 2017 compared to the preceding quarter and decreased 20% from the same quarter a year ago, primarily reflecting the seasonality of the mortgage business and the reduced demand for home loans in the Alaska marketplace.

Portfolio loans were down to $955.7 million at the end of the fourth quarter of 2017 compared to both the preceding and year ago quarters. Average portfolio loans in the fourth quarter of 2017 were $980.4 million, up slightly from a year ago and down 2.3% from the preceding quarter. Seasonality, the slowing Alaska economy, and some larger loan payoffs contributed to moderate declines in all loan categories for the quarter and the year.

Alaskans account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Balances in transaction accounts at December 31, 2017, represented 92% of total deposits. At December 31, 2017, total deposits were $1.26 billion, unchanged from the immediate prior quarter and down slightly from $1.27 billion from a year ago.

Average total deposits were stable in both the fourth quarter and full year in 2017 compared to the respective periods in 2016.

Shareholders’ equity increased 3% to $192.8 million, or $28.06 per share, at December 31, 2017, compared to $186.7 million, or $27.07 per share, a year ago. Tangible book value per share* was $25.70 at December 31, 2017, compared to $24.70 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” under the Basel III and Dodd Frank regulatory standards with Tier 1 Capital to Risk Adjusted Assets of 14.65% at December 31, 2017. “The repayment of the $8 million in junior subordinated debt in August brought our capital ratios down, which is expected to improve profitability without reducing liquidity significantly,” said Schierhorn.

Asset Quality

Nonperforming assets, net of government guarantees, increased to $28.7 million at December 31, 2017, compared to $26.2 million at the end of the preceding quarter due to a $4.4 million addition to OREO, net of government guarantees, from a previously disclosed single lending relationship that was previously accruing but adversely classified at the end of the third quarter of 2017. The $4.4 million that was previously adversely classified but still accruing interest was categorized in this manner because the real estate loan was collateralized and payments of principal and interest were covered by rental income being generated from the property. This increase in OREO was partially offset by principal paydowns on nonaccrual loans, net of government guarantees, and the $563,000 writedown on one OREO property discussed above.

Nonperforming assets, net of government guarantees increased to $28.7 million at December 31, 2017, compared to $19.3 million a year ago, due to one $8.3 million commercial business and one commercial relationships for $2.9 million, in the medical industry. These relationships, along with one other $7.7 million commercial relationship in the medical industry, represent 88% of total nonperforming loans, net of government guarantees, as of December 31, 2017. The additions to nonperforming assets in 2017 were partially offset by pay downs on nonaccrual loans and the sale of several OREO properties totaling $2.5 million in 2017 for a net gain on sales of $371,000.

Adversely classified loans, net of government guarantees, were $33.8 million at the end of the fourth quarter of 2017 as compared to $33.8 million at the end of the third quarter of 2017 and $35.6 million one year ago. Net charge-offs in the fourth quarter of 2017 were minimal and $1.4 million for the full year. “None of these charge-offs were related directly to the oil sector,” said Ballard.

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
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The following table details loan charge-offs, by industry:

(Dollars in thousands)	Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
Charge-offs:
Construction	$—	$—	$535
Transportation and warehousing	24	339	—
Other services	5	48	31
Retail trade	—	—	4
News media	—	731	—
Consumer	26	85	21
Total charge-offs	$55	$1,203	$591

Performing restructured loans that were not included in nonaccrual loans at the end of the fourth quarter of 2017 were $7.7 million, unchanged from the preceding quarter and up from $6.1 million a year ago. The increase in the fourth quarter of 2017 compared to the year ago quarter is primarily due to the addition of one commercial loan. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of December 31, 2017, $25.2 million, or 74% of adversely classified loans net of government guarantees are attributable to five relationships in the following sectors; two commercial businesses, two medical businesses, and one oilfield services commercial business.

Northrim estimates that $70.8 million, or approximately 7% of portfolio loans as of December 31, 2017, had direct exposure to the oil and gas industry in Alaska, and $4.2 million of these loans are adversely classified. Northrim has an additional $53.5 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. “We continue to have no loans to oil producers or exploration companies,” added Ballard. “We define direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that we have identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.”

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

http://labor.alaska.gov/trends/

http://labor.state.ak.us/news/2018/news18-02.pdf

http://www.petroleumnews.com/pntruncate/992348319.shtml

http://www.alyeska-pipe.com/assets/uploads/pagestructure/NewsCenter_MediaResources_PressRelease_Entries
/636504966895432028_pr1470_2017ThroughputIncrease%202.pdf

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	December 31,	September 30,	Three Month	December 31,	Year-Over-Year
	2017	2017	% Change	2016	% Change
Interest Income:
Interest and fees on loans	$13,861	$14,341	-3%	$13,423	3%
Interest on portfolio investments	1,168	1,060	10%	1,032	13%
Interest on deposits in banks	203	118	72%	67	203%
Total interest income	15,232	15,519	-2%	14,522	5%
Interest Expense:
Interest expense on deposits	382	429	-11%	447	-15%
Interest expense on borrowings	166	173	-4%	184	-10%
Total interest expense	548	602	-9%	631	-13%
Net interest income	14,684	14,917	-2%	13,891	6%

Provision for loan losses	—	2,500	-100%	743	-100%
Net interest income after provision for loan losses	14,684	12,417	18%	13,148	12%

Other Operating Income:
Mortgage banking income	5,267	6,219	-15%	6,960	-24%
Gain on sale of Northrim Benefits Group	2	4,443	NM	—	NM
Employee benefit plan income	—	609	-100%	871	-100%
Purchased receivable income	758	752	1%	703	8%
Bankcard fees	694	664	5%	675	3%
Service charges on deposit accounts	360	406	-11%	473	-24%
Loss on sale of securities	—	(3)	NM	—	NM
Other income	871	765	14%	677	29%
Total other operating income	7,952	13,855	-43%	10,359	-23%

Other Operating Expense:
Salaries and other personnel expense	10,971	11,115	-1%	11,332	-3%
Occupancy expense	1,761	1,706	3%	1,590	11%
Data processing expense	1,340	1,509	-11%	1,293	4%
Professional and outside services	457	674	-32%	780	-41%
Marketing expense	833	332	151%	596	40%
Insurance expense	239	475	-50%	179	34%
OREO expense, net rental income and gains on sale	621	(44)	-1,511%	28	2,118%
Gain on disposal of premises and equipment	—	—	—%	(13)	-100%
Intangible asset amortization expense	21	26	-19%	29	-28%
Compensation expense, net RML acquisition payments	(193)	149	-230%	708	-127%
Other operating expense	2,287	1,749	31%	1,832	25%
Total other operating expense	18,337	17,691	4%	18,354	—%

Income before provision for income taxes	4,299	8,581	-50%	5,153	-17%
Provision for income taxes	4,085	2,980	37%	1,458	180%
Net income	214	5,601	-96%	3,695	-94%
Less: Net income attributable to the noncontrolling interest	—	78	-100%	105	-100%
Net income attributable to Northrim BanCorp	$214	$5,523	-96%	$3,590	-94%

Basic EPS	$0.03	$0.80	-96%	$0.52	-94%
Diluted EPS	$0.03	$0.79	-96%	$0.51	-94%
Average basic shares	6,865,753	6,872,273	0%	6,897,890	0%
Average diluted shares	6,963,125	6,959,035	0%	6,983,771	0%

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
15 of 28

Income Statement
(Dollars in thousands, except per share data)	Twelve months ended December 31,
(Unaudited)			Year-Over-Year
	2017	2016	% Change
Interest Income:
Interest and fees on loans	$55,041	$54,777	0%
Interest on portfolio investments	4,634	3,936	18%
Interest on deposits in banks	433	205	111%
Total interest income	60,108	58,918	2%
Interest Expense:
Interest expense on deposits	1,707	1,870	-9%
Interest expense on borrowings	723	691	5%
Total interest expense	2,430	2,561	-5%
Net interest income	57,678	56,357	2%

Provision for loan losses	3,200	2,298	39%
Net interest income after provision for loan losses	54,478	54,059	1%

Other Operating Income:
Mortgage banking income	23,287	29,507	-21%
Gain on sale of Northrim Benefits Group	4,445	—	NM
Employee benefit plan income	2,506	3,770	-34%
Purchased receivable income	2,975	2,347	27%
Bankcard fees	2,597	2,670	-3%
Service charges on deposit accounts	1,614	1,998	-19%
Gain (loss) on sale of securities	11	(11)	200%
Other income	3,039	2,982	2%
Total other operating income	40,474	43,263	-6%

Other Operating Expense:
Salaries and other personnel expense	44,721	46,752	-4%
Occupancy expense	6,752	6,462	4%
Data processing expense	5,549	4,879	14%
Marketing expense	2,566	2,449	5%
Professional and outside services	2,365	2,797	-15%
Insurance expense	1,161	1,023	13%
OREO expense, net rental income and gains on sale	837	98	754%
Compensation expense - RML acquisition payments	130	4,775	-97%
Intangible asset amortization expense	100	135	-26%
Loss on disposal of premises and equipment	3	352	-99%
Other operating expense	6,969	6,558	6%
Total other operating expense	71,153	76,280	-7%

Income before provision for income taxes	23,799	21,042	13%
Provision for income taxes	10,321	6,052	71%
Net income	13,478	14,990	-10%
Less: Net income attributable to the noncontrolling interest	327	579	-44%
Net income attributable to Northrim BanCorp	$13,151	$14,411	-9%

Basic EPS	$1.91	$2.09	-9%
Diluted EPS	$1.88	$2.06	-9%
Average basic shares	6,889,621	6,883,663	0%
Average diluted shares	6,977,910	6,974,864	0%

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
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Balance Sheet
(Dollars in thousands)
(Unaudited)	December 31,	September 30,	Three Month	December 31,	One Year
	2017	2017	% Change	2016	% Change

Assets:
Cash and due from banks	$25,016	$13,960	79%	$34,485	-27%
Interest bearing deposits in other banks	52,825	73,309	-28%	16,066	229%
Portfolio investments	312,750	271,248	15%	332,118	-6%
Investment in Federal Home Loan Bank stock	2,115	2,116	0%	1,965	8%

Loans held for sale	43,778	59,214	-26%	43,596	—%

Portfolio loans	955,667	989,253	-3%	975,015	-2%
Allowance for loan losses	(21,461)	(21,464)	0%	(19,697)	9%
Net portfolio loans	934,206	967,789	-3%	955,318	-2%
Purchased receivables, net	22,231	12,930	72%	20,491	8%
Mortgage servicing rights	7,305	6,181	18%	4,157	76%
Other real estate owned, net	8,651	3,505	147%	6,574	32%
Premises and equipment, net	37,867	40,046	-5%	39,318	-4%
Goodwill and intangible assets	16,224	16,245	0%	16,324	-1%
Other assets	56,141	56,798	-1%	56,128	—%
Total assets	$1,519,109	$1,523,341	0%	$1,526,540	0%

Liabilities:
Demand deposits	$414,686	$426,946	-3%	$449,206	-8%
Interest-bearing demand	252,009	240,274	5%	201,349	25%
Savings deposits	247,458	251,266	-2%	241,088	3%
Money market deposits	243,603	233,768	4%	244,295	—%
Time deposits	100,527	106,063	-5%	131,715	-24%
Total deposits	1,258,283	1,258,317	0%	1,267,653	-1%
Securities sold under repurchase agreements	27,746	31,084	-11%	27,607	1%
Other borrowings	7,362	7,387	0%	4,338	70%
Junior subordinated debentures	10,310	10,310	—%	18,558	-44%
Other liabilities	22,606	21,816	4%	21,672	4%
Total liabilities	1,326,307	1,328,914	0%	1,339,828	-1%

Shareholders' Equity:
Northrim BanCorp shareholders' equity	192,802	194,427	-1%	186,594	3%
Noncontrolling interest	—	—	—%	118	-100%
Total shareholders' equity	192,802	194,427	-1%	186,712	3%
Total liabilities and shareholders' equity	$1,519,109	$1,523,341	0%	$1,526,540	0%

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	December 31, 2017		September 30, 2017		December 31, 2016
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$49,877	15.9%	$30,012	11.1%	$30,063	9.1%
U.S. Agency securities	199,583	63.9%	179,088	65.9%	233,298	70.2%
U.S. Agency mortgage-backed securities	—	0.0%	—	0.0%	2	—%
Corporate bonds	42,863	13.7%	40,883	15.1%	49,699	15.0%
Collateralized loan obligations	6,005	1.9%	3,002	1.1%	—	—%
Alaska municipality, utility, or state bonds	9,752	3.1%	13,502	5.0%	14,296	4.3%
Other municipality, utility, or state bonds	4,670	1.5%	4,761	1.8%	4,760	1.4%
Total portfolio investments	$312,750		$271,248		$332,118

Composition of Portfolio Loans
	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$313,769	33%	$315,512	32%	$309,493	31%	$275,809	29%	$278,178	28%
CRE owner occupied loans	132,097	14%	135,053	14%	139,475	14%	140,102	15%	152,178	16%
CRE nonowner occupied loans	359,871	37%	386,294	39%	401,662	40%	408,472	41%	402,003	41%
Construction loans	111,294	12%	111,427	11%	98,713	10%	94,004	10%	98,220	10%
Consumer loans	42,792	4%	44,942	4%	46,010	5%	46,838	5%	48,870	5%
Subtotal	959,823		993,228		995,353		965,225		979,449
Unearned loan fees, net	(4,156)		(3,975)		(4,144)		(4,393)		(4,434)
Total portfolio loans	$955,667		$989,253		$991,209		$960,832		$975,015

Composition of Deposits
	December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$414,686	33%	$426,946	34%	$395,310	32%	$421,867	33%	$449,206	36%
Interest-bearing demand	252,009	20%	240,274	19%	231,073	19%	194,414	16%	201,349	16%
Savings deposits	247,458	20%	251,266	20%	249,275	20%	252,218	20%	241,088	19%
Money market deposits	243,603	19%	233,768	19%	231,780	19%	244,881	20%	244,295	19%
Time deposits	100,527	8%	106,063	8%	126,872	10%	133,693	11%	131,715	10%
Total deposits	$1,258,283		$1,258,317		$1,234,310		$1,247,073		$1,267,653

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	December 31,	September 30,	December 31,
	2017	2017	2016
Nonaccrual loans	$21,626	$24,317	$13,893
Loans 90 days past due and accruing	252	214	456
Total nonperforming loans	21,878	24,531	14,349
Nonperforming loans guaranteed by government	(467)	(1,846)	(1,413)
Net nonperforming loans	21,411	22,685	12,936
Other real estate owned	8,651	3,505	6,574
Other real estate owned guaranteed by government	(1,333)	—	(195)
Net nonperforming assets	$28,729	$26,190	$19,315
Nonperforming loans / portfolio loans, net of government guarantees	2.24%	2.29%	1.33%
Nonperforming assets / total assets, net of government guarantees	1.89%	1.72%	1.27%

Performing restructured loans	$7,668	$7,687	$6,131
Nonperforming loans plus performing restructured loans, net of government
guarantees	$29,079	$30,372	$19,067
Nonperforming loans plus performing restructured loans / portfolio loans, net of
government guarantees	3.04%	3.07%	1.96%
Nonperforming assets plus performing restructured loans / total assets, net of
government guarantees	2.48%	2.22%	1.68%

Adversely classified loans, net of government guarantees	$33,845	$33,789	$35,634
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.22%	0.70%	0.22%

Allowance for loan losses / portfolio loans	2.25%	2.17%	2.02%
Allowance for loan losses / nonperforming loans, net of government guarantees	100%	95%	152%

Gross loan charge-offs for the quarter	$55	$1,203	$591
Gross loan recoveries for the quarter	($53)	($106)	($66)
Net loan charge-offs (recoveries) for the quarter	$2	$1,097	$525
Net loan charge-offs year-to-date	$1,435	$1,433	$754
Net loan charge-offs for the quarter / average loans, for the quarter	0.00%	0.11%	0.05%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.15%	0.19%	0.08%

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
19 of 28

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
	Balance at	Additions	Payments	Writedowns	Transfers to	Transfers to	Sales	Balance at
	September 30, 2017	this quarter	this quarter	/Charge-offs this quarter	OREO	Performing Status this quarter	this quarter	December 31, 2017
Commercial loans	$22,794	$321	($1,440)	($29)	($1,333)	($156)	$—	$20,157
Commercial real estate	1,331	—	—	—	—	—	—	1,331
Construction loans	—	—	—	—	—	—	—	—
Consumer loans	406	12	(2)	(26)	—	—	—	390
Non-performing loans guaranteed by government	(1,846)	—	23	—	1,333	23	—	(467)
Total non-performing loans	22,685	333	(1,419)	(55)	—	(133)	—	21,411
Other real estate owned	3,505	5,744	—	(563)	—	—	(35)	8,651
Other real estate owned guaranteed
by government	—	(1,333)	—	—	—	—	—	(1,333)
Total non-performing assets,
net of government guarantees	$26,190	$4,744	($1,419)	($618)	$—	($133)	($35)	$28,729

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
20 of 28

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	December 31, 2017		September 30, 2017		December 31, 2016
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$61,030	1.30%	$37,349	1.24%	$37,328	0.54%
Portfolio investments	287,393	1.77%	284,806	1.63%	309,519	1.48%
Loans held for sale	43,259	4.28%	57,346	3.74%	54,266	3.54%
Portfolio loans	980,351	5.45%	1,003,751	5.49%	977,678	5.31%
Total interest-earning assets	1,372,033	4.46%	1,383,252	4.51%	1,378,791	4.25%
Nonearning assets	147,832		142,226		142,987
Total assets	$1,519,865		$1,525,478		$1,521,778

Liabilities and Shareholders' Equity
Interest-bearing deposits	$829,295	0.18%	$839,743	0.20%	$804,334	0.22%
Borrowings	48,376	1.35%	49,223	1.36%	51,879	1.38%
Total interest-bearing liabilities	877,671	0.25%	888,966	0.27%	856,213	0.29%

Noninterest-bearing demand deposits	425,271		423,065		460,880
Other liabilities	19,857		18,744		25,247
Shareholders' equity	197,066		194,703		179,438
Total liabilities and shareholders' equity	$1,519,865		$1,525,478		$1,521,778
Net spread		4.21%		4.24%		3.96%
Net interest margin ("NIM")		4.25%		4.28%		4.01%
Tax equivalent NIM*		4.31%		4.34%		4.07%
Average portfolio loans to average
interest-earning assets	71.45%		72.56%		70.91%
Average portfolio loans to average total deposits	78.14%		79.49%		77.27%
Average non-interest deposits to average
total deposits	33.90%		33.50%		36.43%
Average interest-earning assets to average
interest-bearing liabilities	156.33%		155.60%		161.03%

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
21 of 28

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	December 31, 2017		December 31, 2016
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$36,944	1.15%	$37,074	0.50%
Portfolio investments	305,211	1.66%	296,214	1.46%
Loans held for sale	44,047	3.95%	52,012	3.59%
Portfolio loans	981,001	5.47%	976,613	5.46%
Total interest-earning assets	1,367,203	4.46%	1,361,913	4.38%
Nonearning assets	143,849		144,609
Total assets	$1,511,052		$1,506,522

Liabilities and Shareholders' Equity
Interest-bearing deposits	$829,918	0.21%	$803,877	0.23%
Borrowings	50,523	1.40%	50,095	1.35%
Total interest-bearing liabilities	880,441	0.27%	853,972	0.30%

Noninterest-bearing demand deposits	418,415		446,366
Other liabilities	19,067		24,556
Shareholders' equity	193,129		181,628
Total liabilities and shareholders' equity	$1,511,052		$1,506,522
Net spread		4.19%		4.08%
NIM		4.22%		4.14%
NIMTE*		4.28%		4.20%
Average portfolio loans to average interest-earning assets	71.75%		71.71%
Average portfolio loans to average total deposits	78.58%		78.11%
Average non-interest deposits to average total deposits	33.52%		35.70%
Average interest-earning assets to average interest-bearing liabilities	155.29%		159.48%

Capital Data (At quarter end)
	December 31, 2017	September 30, 2017	December 31, 2016
Book value per share	$28.06	$28.37	$27.07
Tangible book value per share*	$25.70	$26.00	$24.70
Total shareholders' equity/total assets	12.69%	12.76%	12.23%
Tangible Common Equity/Tangible Assets*	11.75%	11.82%	11.28%
Tier 1 Capital / Risk Adjusted Assets	14.65%	13.50%	14.54%
Total Capital / Risk Adjusted Assets	15.90%	14.75%	15.80%
Tier 1 Capital / Average Assets	12.41%	11.54%	12.59%
Shares outstanding	6,871,963	6,852,338	6,897,890
Unrealized gain (loss) on AFS securities, net of income taxes	($369)	$147	($397)

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
22 of 28

Additional Financial Information
(Dollars and shares in thousands)
(Unaudited)

Profitability Ratios
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
For the quarter:
Net interest margin ("NIM")	4.25%	4.28%	4.20%	4.15%	4.01%
Tax equivalent NIM*	4.31%	4.34%	4.26%	4.22%	4.07%
Efficiency ratio	80.92%	61.40%	76.95%	72.95%	75.57%
Return on average assets	0.06%	1.44%	0.96%	1.04%	0.94%
Return on average equity	0.43%	11.25%	7.43%	8.30%	7.96%

	December 31, 2017	December 31, 2016
Year-to-date:
NIM	4.22%	4.14%
NIMTE*	4.28%	4.20%
Efficiency ratio	72.39%	76.44%
Return on average assets	0.87%	0.96%
Return on average equity	6.81%	7.93%

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tax equivalent NIM

Tax equivalent NIM is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 41.11% in both 2017 and 2016. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of tax equivalent NIM to net interest margin.

	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net interest income	$14,684	$14,917	$14,244	$13,833	$13,891
Divided by average interest-bearing assets	1,372,033	1,383,252	1,360,961	1,352,171	1,378,791
Net interest margin ("NIM")[2]	4.25%	4.28%	4.20%	4.15%	4.01%

Net interest income	$14,684	$14,917	$14,244	$13,833	$13,891
Plus: reduction in tax expense related to
tax-exempt interest income	204	220	224	224	209
	$14,888	$15,137	$14,468	$14,057	$14,100
Divided by average interest-bearing assets	1,372,033	1,383,252	1,360,961	1,352,171	1,378,791
Tax equivalent NIM[2]	4.31%	4.34%	4.26%	4.22%	4.07%

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
23 of 28

(Dollars and shares in thousands, except per share data)
(Unaudited)

	Year-to-date
	December 31, 2017	December 31, 2016
Net interest income	$57,678	$56,357
Divided by average interest-bearing assets	1,367,203	1,361,913
Net interest margin ("NIM")[3]	4.22%	4.14%

Net interest income	$57,678	$56,357
Plus: reduction in tax expense related to
tax-exempt interest income	872	808
	$58,550	$57,165
Divided by average interest-bearing assets	1,367,203	1,361,913
Tax equivalent NIM[3]	4.28%	4.20%

3Calculated using actual days in the quarter divided by 365 for quarters ended in 2017 and actual days in the quarter divided by 366 for quarters ended in 2016.

4Calculated using actual days in the year divided by 365 for year-to-date period ended in 2017 and actual days in the year divided by 366 for year-to-date period ended in 2016.

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The following table sets forth the reconciliation of tangible book value per share and book value per share.

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Total shareholders' equity	$192,802	$194,427	$191,177	$189,452	$186,712
Divided by shares outstanding	6,872	6,852	6,911	6,910	6,898
Book value per share	$28.06	$28.37	$27.66	$27.42	$27.07

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Total shareholders' equity	$192,802	$194,427	$191,777	$189,452	$186,712
Less: goodwill and intangible assets	16,224	16,245	16,271	16,298	16,324
	$176,578	$178,182	$175,506	$173,154	$170,388
Divided by shares outstanding	6,872	6,852	6,911	6,910	6,898
Tangible book value per share	$25.70	$26.00	$25.40	$25.06	$24.70

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
24 of 28

(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets.

Northrim BanCorp, Inc.	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016

Total shareholders' equity	$192,802	$194,427	$191,777	$189,452	$186,712
Total assets	1,519,109	1,523,341	1,493,205	1,512,580	1,526,540
Total shareholders' equity to total assets	12.69%	12.76%	12.84%	12.53%	12.23%

Northrim BanCorp, Inc.	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Total shareholders' equity	$192,802	$194,427	$191,777	$189,452	$186,712
Less: goodwill and other intangible assets, net	16,224	16,245	16,271	16,298	16,324
Tangible common shareholders' equity	$176,578	$178,182	$175,506	$173,154	$170,388

Total assets	$1,519,109	$1,523,341	$1,493,205	$1,512,580	$1,526,540
Less: goodwill and other intangible assets, net	16,224	16,245	16,271	16,298	16,324
Tangible assets	$1,502,885	$1,507,096	$1,476,934	$1,496,282	$1,510,216
Tangible common equity ratio	11.75%	11.82%	11.88%	11.57%	11.28%

Operating diluted earnings per share

Operating diluted earnings per share is a non-GAAP ratio that represents operating net income divided by average diluted shares. The most comparable GAAP measure is diluted earnings per share. The following table provides a reconciliation of operating diluted earnings per share with diluted earnings per share:

Northrim BanCorp, Inc.	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net income	$214	$5,523	$3,589	$3,825	$3,590
Divided by weighted-average diluted shares outstanding	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Diluted earnings per share	$0.03	$0.79	$0.51	$0.55	$0.51

Northrim BanCorp, Inc.	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Operating net income	$3,181	$3,100	$3,962	$4,005	$4,007
Divided by weighted-average diluted shares outstanding	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Operating diluted earnings per share	$0.46	$0.45	$0.57	$0.57	$0.57

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
25 of 28

(Dollars and shares in thousands, except per share data)
(Unaudited)

Northrim BanCorp, Inc.	Year-to-date
	December 31, 2017	December 31, 2016
Net income	$13,151	$14,411
Divided by weighted-average diluted shares outstanding	6,977,910	6,974,864
Diluted earnings per share	$1.88	$2.06

Northrim BanCorp, Inc.	Year-to-date
	December 31, 2017	December 31, 2016
Operating net income	$14,247	$17,223
Divided by weighted-average diluted shares outstanding	6,977,910	6,974,864
Operating diluted earnings per share	$2.04	$2.47

Community Banking	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net income	($608)	$4,770	$2,757	$3,289	$2,549
Divided by weighted-average diluted shares outstanding	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Diluted earnings per share	$(0.09)	$0.69	$0.39	$0.47	$0.36

Community Banking	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Operating net income	$2,688	$2,347	$3,130	$3,469	$2,966
Divided by weighted-average diluted shares outstanding	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Operating diluted earnings per share	$0.39	$0.34	$0.45	$0.50	$0.42

Community Banking	Year-to-date
	December 31, 2017	December 31, 2016
Net income	$10,208	$9,874
Divided by weighted-average diluted shares outstanding	6,977,910	6,974,864
Diluted earnings per share	$1.46	$1.41

Community Banking	Year-to-date
	December 31, 2017	December 31, 2016
Operating net income	$11,633	$12,686
Divided by weighted-average diluted shares outstanding	6,977,910	6,974,864
Operating diluted earnings per share	$1.67	$1.82

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
26 of 28

(Dollars and shares in thousands, except per share data)
(Unaudited)

Home Mortgage Lending	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net income	$822	$753	$832	$536	$1,041
Divided by weighted-average diluted shares outstanding	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Diluted earnings per share	$0.12	$0.11	$0.12	$0.08	$0.15

Home Mortgage Lending	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Operating net income	$493	$753	$832	$536	$1,041
Divided by weighted-average diluted shares outstanding	6,963,125	6,959,035	6,997,727	6,993,726	6,983,771
Operating diluted earnings per share	$0.07	$0.11	$0.12	$0.08	$0.15

Home Mortgage Lending	Year-to-date
	December 31, 2017	December 31, 2016
Net income	$2,943	$4,537
Divided by weighted-average diluted shares outstanding	6,977,910	6,974,864
Diluted earnings per share	$0.42	$0.65

Home Mortgage Lending	Year-to-date
	December 31, 2017	December 31, 2016
Operating net income	$2,614	$4,537
Divided by weighted-average diluted shares outstanding	6,977,910	6,974,864
Operating diluted earnings per share	$0.37	$0.65

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
27 of 28

(Dollars and shares in thousands, except per share data)
(Unaudited)

Operating efficiency ratio

The operating efficiency ratio is a non-GAAP ratio that is calculated by dividing operating other operating expense (which exclude certain non-operating expense items), exclusive of intangible asset amortization, by the sum of net interest income and operating other operating income (which exclude certain non-operating income items). The following tables set forth the calculation of the operating efficiency ratio:

Northrim BanCorp, Inc.	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Total other operating expense	$18,337	$17,691	$18,510	$16,615	$18,354
Less: core conversion costs	—	179	633	131	—
Less: writedown minority interest in equity method investment	686	—	—	—	—
Less: compensation expense, net RML acquisition payments	(193)	149	—	174	708
Operating other operating expense	$17,844	$17,363	$17,877	$16,310	$17,646
Less: intangible asset amortization	21	26	27	26	29
	$17,823	$17,337	$17,850	$16,284	$17,617
Other operating income	$7,952	$13,855	$9,762	$8,905	$10,359
Less: gain on sale of Northrim Benefits Group	2	4,443	—	—	—
Operating other operating income	$7,950	$9,412	$9,762	$8,905	$10,359
Plus: net interest income	14,684	14,917	14,244	13,833	13,891
	$22,634	$24,329	$24,006	$22,738	$24,250
Operating efficiency ratio	78.74%	71.26%	74.36%	71.62%	72.65%

Operating return on average assets ratio

The operating return on average assets ratio is a non-GAAP ratio that is calculated by dividing operating net income (which exclude certain non-operating income and expense items) by average assets. The following tables set forth the calculation of the operating return on average assets ratio:

Northrim BanCorp, Inc.	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Operating net income	$3,181	$3,100	$3,962	$4,005	$4,007
Divided by average assets	1,519,865	1,525,478	1,506,820	1,491,576	1,521,778
Operating return on average assets ratio	0.83%	0.81%	1.05%	1.09%	1.05%

Northrim BanCorp, Inc.	Year-to-date
	December 31, 2017	December 31, 2016
Operating net income	$14,247	$17,223
Divided by average assets	1,511,052	1,506,522
Operating return on average assets ratio	0.94%	1.14%

Northrim BanCorp Earns $13.2 Million, or $1.88 per Diluted Share, in 2017
January 29, 2018
28 of 28

(Dollars and shares in thousands, except per share data)
(Unaudited)

Operating return on average equity ratio

The operating return on average equity ratio is a non-GAAP ratio that is calculated by dividing operating net income (which exclude certain non-operating income and expense items) by average shareholders' equity. The following tables set forth the calculation of the operating return on average equity ratio:

Northrim BanCorp, Inc.	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Operating net income	$3,181	$3,100	$3,962	$4,005	$4,007
Divided by average shareholders' equity	197,066	194,703	193,656	186,960	179,438
Operating return on average equity ratio	6.40%	6.32%	8.21%	8.69%	8.88%

Northrim BanCorp, Inc.	Year-to-date
	December 31, 2017	December 31, 2016
Operating net income	$14,247	$17,223
Divided by average shareholders' equity	193,129	181,628
Operating return on average equity ratio	7.38%	9.48%

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Note Transmitted on GlobeNewswire on January 29, 2018, at 12:15 pm Alaska Standard Time.